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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE
DECEMBER 18, 2001

 CONTACTS:
Investors                                  Media
Jay Gould         (614) 480-4060           Jeri Grier           (614) 480-5413
Cheri Gray        (614) 480-3803


                 HUNTINGTON BANCSHARES REAFFIRMS FOURTH QUARTER
              OPERATING EARNINGS GUIDANCE OF $0.29-$0.31 PER SHARE
                 COMPANY TO HOST 4:30 P.M. CONFERENCE CALL TODAY


COLUMBUS, Ohio - Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today reaffirmed fourth quarter operating earnings guidance of $0.29-$0.31 per share. Operating earnings exclude on-going restructuring charges related to the strategic initiatives announced last July and other one-time items. Management will host an investor conference call at 4:30pm EST today to discuss fourth quarter trends and earnings performance, and provide an update on strategic initiatives announced last July.

         "The conference call is part of our commitment to keep investors informed of operating performance trends and progress in building a brand new Huntington," said Tom Hoaglin, chairman and CEO. "Our estimate of fourth quarter operating earnings remains at $0.29-$0.31 per share. However, the economic outlook is more negative today than two months ago, and fourth quarter results will reflect additional credit quality deterioration. Also, there are two one-time items in the quarter that will benefit the company by strengthening the balance sheet without any negative impact on our earnings run-rate in the quarter and going forward."

         Fourth quarter charge-offs are expected to be 1.03% - 1.05% of average loans, up from 0.74% in the third quarter. Areas particularly impacted include commercial, and to a lesser degree, auto loans and leases. Non-performing assets are expected to increase 7%-10% from September 30, 2001 levels.

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         Fourth quarter results will include two one-time items:

    -    A $32 million after-tax reduction of tax expense, and

    -    A $50 million pre-tax addition to the allowance for loan losses.

         In 1998 the Company established a wholly-owned REIT subsidiary to house mortgage-related assets. At September 30, 2001, the REIT had $7.2 billion of assets. During the fourth quarter, the REIT issued $400 million of preferred stock of which $50 million was issued to the public. This resulted in a $50 million increase in Tier I regulatory capital and a $32 million after-tax one-time reduction of tax expense.

         The allowance for loan losses will be strengthened with a $50 million pre-tax addition. As a result, the allowance for loan losses as a percent of loans will increase from 1.67% at September 30, 2001, to 1.90% at year-end. Provision for loan loss expense, excluding the impact of this addition, will cover net charge-offs and provide for changes in loan balances.

         Fourth quarter results, compared to 2001 third quarter results, are also expected to reflect the following trends:

         -        Modest growth in loans,

         -        Continued growth in deposits,

         -        Net interest margin expansion,

         -        Modest revenue growth, and

         -        Lower expenses

     Progress on the previously announced strategic initiatives is well underway and on schedule. This includes the sale of the Florida operations targeted for closing in the first quarter of next year, the branch consolidation process which will be essentially completed by year-end, and progress on lowering expenses reflected by continued improvement in the efficiency ratio.

     All of these issues will be discussed during the conference call.



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CONFERENCE CALL / WEBCAST INFORMATION

         The conference call will be held today at 4:30 p.m. EST and will be available via live Internet Webcast at www.streetevents.com. The dial-in phone number for the live call is (800) 760-1355. Slides to be reviewed during the conference call will be available at www.huntington-ir.com for viewing on December 18, 2001 around 4:00 p.m. EST.

         A replay of the webcast will be archived at the same address until midnight December 28, 2001 with a dial-in replay available at (800) 642-1687; conference ID 2685965.

ABOUT HUNTINGTON

         Huntington Bancshares Incorporated is a $28 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 135 years of serving the financial needs of its customers. Huntington provides innovative products and services through more than 500 offices in Florida, Indiana, Kentucky, Maryland, Michigan, New Jersey, Ohio and West Virginia. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong. Huntington also offers products and services online at www.huntington.com; through its technologically advanced, 24-hour telephone bank, and through its network of more than 1,400 ATMs.

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This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the successful integration of acquired businesses; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.




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